                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934



                                 Date of report:
                                October 14, 2003

                        Date of earliest event reported:
                                October 14, 2003



                                   PFIZER INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)



         Delaware                     001-03619                  13-5315170
--------------------------------------------------------------------------------
(State or other jurisdiction   (Commission File Number)      (I.R.S. Employer
     of incorporation)                                      Identification No.)



     235 East 42nd Street, New York, New York                  10017
--------------------------------------------------------------------------------
     (Address of principal executive offices)                (Zip Code)


               Registrant's telephone number, including area code
                                 (212) 573-2323


--------------------------------------------------------------------------------
         (Former name or former address, if changed since last report.)

Item 5. Other Events

(a) Pfizer Inc. historical non-GAAP financial measures

Certain statements in our Annual Report on Form 10-K for fiscal year ended December 31, 2002 contain non-GAAP financial measures. Following are reconciliations of these measures to the comparable GAAP financial measures.

All page references are to Pfizer's Annual Report that is included as Exhibit 13 to the Annual Report on Form 10-K for the year ended December 31, 2002.

Statements containing non-GAAP measures and reconciliations of the non-GAAP financial measures to the comparable GAAP financial measures:

      - Page 31, under the caption entitled "Human Pharmaceutical", the statement: "Excluding the effect of the 2001 harmonization of an accounting methodology for Medicaid discounts and contract rebate accruals, human pharmaceutical revenue grew by 13% in 2002. On this same basis, but also excluding the impact of foreign exchange, human pharmaceutical revenue grew by 15% in 2001."

                                                                                     % Change
        (millions of dollars)                                  2002       2001         02/01
                                                               ----       ----         -----
        Reported human pharmaceutical revenues               $28,288     $25,240        12%
        Harmonization of accounting methodology                   --        (175)
                                                             -------     -------
        Human pharmaceutical revenues excluding the
           harmonization of accounting methodology           $28,288     $25,065        13%
                                                             =======     =======

                                                                                    % Change
        (millions of dollars)                                  2001         2000     01/00
                                                               ----         ----     -----
        Reported human pharmaceutical revenues               $25,240      $22,328      13%
        Harmonization of accounting methodology                 (175)          --
        Impact of foreign exchange                               627           --
                                                             -------      -------
        Human pharmaceutical revenues excluding the
           harmonization of accounting methodology and
           foreign exchange                                  $25,692      $22,328      15%
                                                             =======      =======

      - Page 32, under the caption entitled "Human Pharmaceutical", the reference to the reduction of revenue in 2001 of "($403 million excluding the effect of harmonization of the Pfizer/Warner-Lambert accounting methodology for Medicaid discount accruals)".

        (millions of dollars)                                                    2001
                                                                                 ----
        Reported rebates under Medicaid and related state programs               $342
        Harmonization of accounting methodology for Medicaid discounts             61
                                                                                 ----
        Rebates under Medicaid and related state programs excluding the
           harmonization of accounting methodology for Medicaid discounts        $403
                                                                                 ====

      - Page 35, under the caption entitled "Costs and Expenses", the statement: "The effective tax rate for continuing operations, excluding the cumulative effect of a change of accounting principle, certain significant items and merger-related costs was 23.0% in 2002 and 25.1% in 2001."

          (millions of dollars)                                                    2002         2001
                                                                                   ----         ----
          Reported income from continuing operations before provision for taxes on income, minority interests and cumulative effect
            of a change in accounting principle                                 $11,796       $ 9,984
          Certain significant items and merger-related costs (pre-tax) -
            continuing operations                                                   716           833
                                                                                -------       -------
          Income from continuing operations before provision for taxes on income, minority interests and cumulative effect of a
            change in accounting principle, excluding certain significant
            items and merger-related costs                                      $12,512       $10,817
                                                                                =======       =======
          Reported taxes on income from continuing operations                   $ 2,609       $ 2,433
          Provision for taxes on certain significant items and
            merger-related costs - continuing operations                            267           284
                                                                                -------       -------
          Taxes on income excluding certain significant items and
            merger-related costs - continuing operations                        $ 2,876       $ 2,717
                                                                                =======       =======

          Reported effective tax rate for continuing operations                    22.1%         24.4%
                                                                                =======       =======
          Effective tax rate for continuing operations, excluding the cumulative effect of a change in accounting principle, certain
            significant items and merger-related costs                             23.0%         25.1%
                                                                                =======       =======

(b)  Pharmacia Corporation historical non-GAAP financial measures

Certain statements in the Pharmacia Form 10-K for fiscal year ended December 31, 2002 contain non-GAAP financial measures. Following are reconciliations of these measures to the comparable GAAP financial measures.

All page references are to Pharmacia's Annual Report on Form 10-K for the year ended December 31, 2002.

Statements containing non-GAAP measures and reconciliations of the non-GAAP financial measures to the comparable GAAP financial measures:

      - Page 14, under the caption "Net Sales", the statement: "The Company continued to record strong sales results in 2001 with an overall increase of 1 percent versus 2001, despite the loss of AMBIEN sales in 2002. Excluding the impact of the return of product rights to AMBIEN to Sanofi, sales of the remaining products increased 8 percent in the full year."

                                                                                       % Change
          (millions of dollars)                              2002          2001          02/01
                                                             ----          ----          -----
       Reported net sales                                  $ 13,993      $ 13,835          1%
       Exclusion of AMBIEN sales from 2001 data               --             (902)
                                                           --------      --------
             Net sales excluding the effect of loss
             of AMBIEN sales in 2002                       $ 13,993      $ 12,933          8%
                                                           ========      ========


      - Page 14, under the caption entitled "Net Sales", the statement: "The 1 percent sales growth in 2002 was attributed to fractional increases in both price and foreign exchange effects. Excluding the impact of AMBIEN, volume accounted for 7 percent of the 2002 increase in sales."

                                                                                       $ Change     % Change
        (millions of dollars)                                 2002          2001         02/01        02/01
                                                              ----          ----         -----        -----
       Reported net sales                                    $13,993       $13,835
       Exclusion of AMBIEN sales from 2001 data                   --          (902)
                                                             -------       -------
             Net sales excluding the effect of loss
             of AMBIEN sales in 2002                         $13,993       $12,933        $1,060         8%
                                                             =======       =======        ======

        AMBIEN sales 2001                                                                 $  902
        Other volume effects                                                                  13
                                                                                          ------
              Total volume effects                                                        $  915         7%
        Exchange effects                                                                      62         *
        Price effects                                                                         83         *
                                                                                          ------        --
              Totals                                                                      $1,060         8%
                                                                                          ======        ==
      * Represents less than one percent

- Page 16, under the caption entitled "Prescription Pharmaceuticals segment" the statement: "Prescription pharmaceutical sales, which constitute 86 percent of overall sales, decreased 3 percent in the U.S. and increased 1 percent on a global basis in 2002, including the loss of AMBIEN sales. Excluding AMBIEN from prior-year data, prescription sales increased 11 percent in the U.S. and 9 percent globally."

                                                                                        % Change
(millions of dollars)                                          2002          2001        02/01
                                                               ----          ----        -----
Reported consolidated net sales - U.S.                       $  7,627      $  7,815
Non-prescription product sales (e.g., animal health and
   consumer health care) - U.S.                                   834           810
                                                             --------      --------
Prescription pharmaceuticals sales - U.S.                    $  6,793      $  7,005       (3)%
Exclusion of AMBIEN sales from 2001 data                           --          (896)
                                                             --------      --------
Prescription pharmaceuticals sales excluding the effect
   of loss of AMBIEN sales - U.S.                            $  6,793      $  6,109       11%
                                                             ========      ========

Reported prescription pharmaceuticals sales - global         $ 12,037      $ 11,968        1%
Exclusion of AMBIEN sales from 2001 data                           --          (902)
                                                             --------      --------
Prescription pharmaceuticals sales excluding the effect
   of loss of AMBIEN sales                                   $ 12,037      $ 11,066        9%
                                                             ========      ========


- Page 23, under the caption entitled "Income Taxes", the statement: "The noteworthy items and fluctuations in pretax earnings cited above (gains reported in "All other, net related to the return of AMBIEN to Sanofi, the settlement of an intellectual property legal suit in the ophthalmology field and merger and higher restructuring charges) and the tax jurisdictions in which they arose had a significant effect on the overall effective tax rate. Absent such items, the annual effective tax rate would have been 24 percent, 25 percent and 27 percent for 2002, 2001 and 2000, respectively."

(millions of dollars)                                            2002            2001         2000
                                                                 ----            ----         ----
Reported income from continuing operations before
   provision  for income taxes, extraordinary items and
   cumulative effect of a change in accounting principle       $ 3,306        $ 1,591        $ 1,044
                                                               -------        -------        -------

Certain significant items and merger-related costs
   (pre-tax) - continuing operations
     Merger and restructuring charges                          $    68        $   673        $   975
     Gain on return of AMBIEN to Sanofi                           (661)            --             --
     Gain from settlement of intellectual property
        litigation                                                (100)            --             --
     Charitable contribution                                        75             --             --
     In-licensing/acquisition of R&D                                --            147             --
     Portfolio rationalization/regulatory delay                     --             65             --
     Write-down of equity investment                                --             62             --
     Other                                                           2             (3)            (8)
                                                               -------        -------        -------
                                                               $  (616)       $   944        $   967
                                                               -------        -------        -------
Income from continuing operations before provision for
   taxes on income, extraordinary items and cumulative
   effect of a change in accounting principle, excluding
   certain significant items and merger-related costs          $ 2,690        $ 2,535        $ 2,011
                                                               =======        =======        =======

Reported taxes on income from continuing operations            $   869        $   298        $   238
Provision (benefit) for taxes on certain significant
   items and merger-related costs - continuing operations         (223)           336            311
                                                               -------        -------        -------
Taxes on income excluding certain significant items and
   merger-related costs - continuing operations                $   646        $   634        $   549
                                                               =======        =======        =======

Reported effective tax rate for continuing operations             26.3%          18.7%          22.7%
                                                               =======        =======        =======
Effective tax rate for continuing operations, excluding
   extraordinary items, the cumulative effect of a
   change in accounting principle, certain significant
   items and merger-related costs                                 24.0%          25.0%          27.3%
                                                               =======        =======        =======

Item 7. Financial Statements and Exhibits.

      (a) Financial statements of business acquired.


      The following represents the historical consolidated financial statements of Pharmacia Corporation, including Pharmacia's consolidated balance sheet at March 31, 2003 and December 31, 2002 and the consolidated statements of earnings and cash flows for each of the three months in the periods ended March 31, 2003 and 2002.

      Reference is made to Pfizer Inc's Quarterly Reports on Form 10-Q for the quarters ended March 30, 2003 and June 29, 2003 for more recent information, including without limitation information relating to litigation matters.

                     PHARMACIA CORPORATION AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF EARNINGS
                  (DOLLARS IN MILLIONS, EXCEPT PER-SHARE DATA)
                                   (UNAUDITED)

                                                                  FOR THE THREE MONTHS
                                                                     ENDED MARCH 31,
                                                                     ---------------
                                                                    2003         2002
                                                                    ----         ----
Net sales                                                       $  3,373     $ 3,120
Cost of products sold                                                863         695
Research and development                                             589         548
Selling, general and administrative                                1,401       1,395
Merger and restructuring                                              18          20
Interest expense                                                      35          44
Interest income                                                      (14)         (8)
All other, net                                                        14         (93)
                                                                --------     -------

Earnings from continuing operations before income taxes              467         519
Provision for income taxes                                           102         125
                                                                --------     -------

Earnings from continuing operations                                  365         394

Gain (loss) on disposal of discontinued
   operations, net of tax                                            (30)         63
                                                                --------     -------

Earnings before extraordinary item and
  cumulative effect of accounting change                             335         457

Extraordinary item, net of tax                                        --         649
Cumulative effect of accounting
  change, net of tax                                                 (50)     (1,541)
                                                                --------     -------
Net earnings (loss)                                             $    285     $  (435)
                                                                ========     =======
Net earnings per common share:

Basic
  Earnings from continuing operations                           $    .28     $   .30
  Net earnings (loss)                                                .22        (.34)

Diluted
  Earnings from continuing operations                           $    .27     $   .30
  Net earnings (loss)                                                .21        (.33)
                                                                ========     =======

                             See accompanying notes.

                     PHARMACIA CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                              (DOLLARS IN MILLIONS)
                                   (UNAUDITED)

                                                                  FOR THE THREE
                                                                   MONTHS ENDED
                                                                     MARCH 31,
                                                                     ---------
                                                                 2003         2002
                                                                 ----         ----
Net cash provided (required) by continuing operations         $   164       $   (94)
Net cash provided by discontinued operations                       --            26
                                                              -------       -------
Net cash provided (required) by operations                        164           (68)
                                                              -------       -------
Cash flows provided (required) by investment activities:

Purchases of property, plant and equipment                       (155)         (182)
Other acquisitions and investments                               (517)         (141)
Investment and property disposal proceeds                          30            30
Proceeds from sale of equity investment                            --         1,000
Discontinued operations, net                                       --          (358)
                                                              -------       -------
Net cash provided (required) by investment activities            (642)          349
                                                              -------       -------
Cash flows provided (required) by financing activities:

Repayment of long-term debt                                        --           (23)
Net increase in short-term borrowings                              73           869
Issuance of stock                                                  73            48
Treasury stock purchases                                           --          (254)
Dividend payments                                                (178)         (179)
Other financing activities                                        (58)          (43)
                                                              -------       -------
Net cash provided (required) by financing activities              (90)          418
                                                              -------       -------
Effect of exchange rate changes on cash                            50            17
                                                              -------       -------
Increase (decrease) in cash and cash equivalents                 (518)          716
                                                              -------       -------
Cash and cash equivalents, beginning of year                    2,241         1,276
                                                              -------       -------
Cash and cash equivalents, end of period                      $ 1,723       $ 1,992
                                                              =======       =======

                             See accompanying notes.

                     PHARMACIA CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEET
                              (DOLLARS IN MILLIONS)

                                                                    MARCH 31,     DECEMBER 31,
                                                                      2003*          2002
                                                                      -----          ----
ASSETS
Current Assets:
Cash and cash equivalents                                           $  1,723       $  2,241
Short-term investments                                                   985            469
Trade accounts receivable, less allowance of $127 (2002: $136)         2,423          2,457
Inventories                                                            2,223          2,177
Deferred income taxes                                                    731            717
Other current assets                                                   1,142          1,219
                                                                    --------       --------
Total Current Assets                                                   9,227          9,280
Long-term investments                                                    282            287
Properties, net                                                        5,763          5,683
Goodwill, net of accumulated amortization of $694 (2002: $682)         1,172          1,150
Other intangible assets, net of accumulated amortization
    of $640 (2002: $641)                                                 383            393
Other noncurrent assets                                                1,700          1,724
                                                                    --------       --------
Total Assets                                                        $ 18,527       $ 18,517
                                                                    ========       ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Short-term debt                                                     $    940       $    854
Trade accounts payable                                                   664            780
Income taxes payable                                                     765            740
Other accrued liabilities                                              2,043          2,606
                                                                    --------       --------
Total Current Liabilities                                              4,412          4,980
Long-term debt and guarantee of ESOP debt                              2,575          2,649
Other noncurrent liabilities                                           3,059          2,905
                                                                    --------       --------
Total Liabilities                                                     10,046         10,534
                                                                    --------       --------
Shareholders' Equity:
Preferred stock, one cent par value; at
   stated value; authorized 10 million shares;
    issued 6,050 shares (2002: 6,130 shares)                             244            247
Common stock, two dollar par value; authorized
   3 billion shares; issued 1.485 billion shares                       2,970          2,970
Capital in excess of par value                                         3,672          3,656
Retained earnings                                                      7,235          6,950
ESOP-related accounts                                                   (164)          (216)
Treasury stock, at cost                                               (3,199)        (3,257)
Accumulated other comprehensive loss                                  (2,277)        (2,367)
                                                                    --------       --------
Total Shareholders' Equity                                             8,481          7,983
                                                                    --------       --------
Total Liabilities and Shareholders' Equity                          $ 18,527       $ 18,517
                                                                    ========       ========


*Unaudited.

                             See accompanying notes.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - UNAUDITED
                  (DOLLARS IN MILLIONS, EXCEPT PER-SHARE DATA)

The term "the Company" or "Pharmacia" is used to refer to Pharmacia Corporation or to Pharmacia Corporation and its subsidiaries, as appropriate to the context. The term "former Monsanto" is used to refer to operations of the Monsanto Company before the merger with Pharmacia & Upjohn on March 31, 2000 and "Monsanto" refers to the agricultural subsidiary, which was spun off by Pharmacia to its shareholders on August 13, 2002 as further discussed in Note F.

As outlined in Note B, Pharmacia merged with Pfizer Inc. (Pfizer) on April 16, 2003. These financial statements are presented on a standalone, going-concern basis. Trademarks owned by, or licensed to, Pharmacia are indicated in all upper case letters. In the notes that follow, per-share amounts are presented on a diluted, after-tax basis, unless otherwise indicated.

A - INTERIM CONSOLIDATED FINANCIAL STATEMENTS

The consolidated financial information presented herein is unaudited, other than the condensed balance sheet at December 31, 2002, which is derived from audited financial statements. The interim financial statements and notes thereto do not include all disclosures required by U.S. generally accepted accounting principles and should be read in conjunction with the financial statements and notes thereto included in Pharmacia Corporation's annual report filed on Form 10-K for the year ended December 31, 2002.

Management believes that the interim consolidated financial statements reflect all adjustments of a normal recurring nature necessary for a fair statement of the results for the interim periods presented. The current period's results of operations are not necessarily indicative of results that ultimately may be achieved for the year.

Certain reclassifications were made to conform prior period data to the current presentation.

B - SUBSEQUENT EVENT - MERGER WITH PFIZER

Effective April 16, 2003, the Company merged with Pfizer pursuant to a July 13, 2002 merger agreement. In accordance with the agreement, each Pharmacia shareholder on the closing date received 1.4 shares of Pfizer stock for each share of Pharmacia stock. Outstanding options on Pharmacia's common stock were exchanged for 1.4 options on Pfizer's common stock and outstanding restricted share awards became fully vested in connection with the acquisition based on the same exchange ratio as the common stock. In addition, each share of Pharmacia's Series C convertible perpetual preferred stock was exchanged for one share of Pfizer Series A convertible perpetual preferred stock with rights substantially identical to the rights of the Pharmacia Series C convertible perpetual preferred stock. The conversion ratio of the convertible preferred stock has been increased to reflect the 1.4 exchange ratio contained in the Merger. Until the closing date, Pharmacia operated independently of Pfizer.

C - NEW ACCOUNTING STANDARDS AND CHANGES IN ACCOUNTING PRINCIPLE

GUARANTOR'S ACCOUNTING

In November of 2002, the FASB issued Interpretation No. 45 (FIN 45), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (an Interpretation of SFAS Nos. 5, 57, and 107 and rescission of FASB Interpretation No. 34)." FIN 45 requires interim and annual disclosure about each guarantee or group of similar guarantees. The Interpretation applies to various indemnification agreements and other contracts that contingently require the guarantor to make payments based on the changes in an underlying or based on another entity's failure to perform. It also incorporates several indirect guarantees of the indebtedness of others. The disclosure requirements became effective for the year ended December 31, 2002 and subsequent interim disclosures have been included accordingly within the contingent liabilities discussion in Note K "Commitments, Contingent Liabilities and Litigation."

In addition to disclosure requirements, FIN 45 requires guarantors to recognize the fair value of a liability at the inception of a guarantee. The initial recognition and initial measurement provisions are to be applied on a prospective basis to guarantees issued or modified effective January 1, 2003. There was no material impact on the Company's consolidated financial statements due to the adoption of these rules.

EXIT OR DISPOSAL ACTIVITIES

In June 2002, the FASB issued SFAS No. 146 "Accounting for Costs Associated with Exit or Disposal Activities". The new rules amend existing accounting for these costs by requiring that a liability be recorded at fair value when incurred. The liability would be reviewed regularly for changes in fair value with adjustments recorded in the consolidated financial statements. Previous rules permitted certain types of costs to be recognized at time of management commitment. SFAS No. 146 also provides specific guidance for lease termination costs and one-time employee termination benefits when incurred as part of an exit or disposal activity. SFAS No. 146 became effective on January 1, 2003, and there was no effect on the Company's consolidated financial statements due to the adoption of these rules.

ACCOUNTING FOR ASSET RETIREMENT OBLIGATIONS

On January 1, 2003, the Company adopted the provisions of SFAS No. 143, "Accounting for Asset Retirement Obligations". SFAS No. 143 addresses financial accounting requirements for retirement obligations associated with tangible long-lived assets. This statement requires companies to recognize the fair value of a liability for an asset retirement obligation in the period in which the obligation is incurred, and subsequently allocate the cost to expense over its useful life. As a result of adopting SFAS No. 143, the Company recorded a non-cash pre-tax charge of $83 ($50 net of tax) for the change in accounting for costs associated with the eventual retirement of certain manufacturing, research and lease facilities. This charge represents cumulative accretion and accumulated depreciation that resulted from initially recording any existing asset retirement obligations on January 1, 2003. This charge is reported as a one-time cumulative effect of a change in accounting principle.

D - COMPREHENSIVE INCOME (LOSS)

Comprehensive income (loss) for the three months ended March 31, 2003 and 2002 was $375 and $(483), respectively. Other comprehensive income (loss) which is a component of comprehensive income (loss) includes Monsanto activity for the three months ended March 31, 2002.

E - EXTRAORDINARY ITEM

During the first quarter of 2002, the Company sold its 45 percent minority interest in Amersham Biosciences to Amersham plc for $1,000. The investment basis as of March 2002 was $223. The sale resulted in an initial gain of $649 (net of taxes of $124). This was later adjusted to a net gain of $653. The gain on the sale has been classified as an extraordinary item in the accompanying consolidated statements of earnings in accordance with Accounting Principles Board Opinion No. 16 "Business Combinations" because the sale of this investment took place within the two-year period following the merger of Pharmacia & Upjohn and former Monsanto, which was accounted for under the pooling of interests accounting method. The sale of this investment was not contemplated at the time of the transaction.

F - DISCONTINUED OPERATIONS

MONSANTO

On July 18, 2002, the Pharmacia board of directors approved the completion of a tax-free spin-off of Monsanto through the distribution of shares of Monsanto common stock to Pharmacia shareholders of record on July 29, 2002. In order to effect the distribution, the Pharmacia board of directors declared a special dividend of the 220 million shares of Monsanto common stock held by the Company which, as of July 29, 2002, represented approximately 84% of Monsanto's outstanding stock. Each Pharmacia shareholder received .170593 shares of Monsanto common stock for each share of Pharmacia stock owned on the record date. The shares were distributed at the close of business on August 13, 2002.

On September 1, 2000, the Company entered into a Transition Services Agreement with Monsanto. Under the agreement, Pharmacia primarily provides information technology support for Monsanto while Monsanto provides certain administrative support services for Pharmacia. Pharmacia and Monsanto also lease research and office space from each other. Since the initiation of the agreement, each party has charged the other entity rent based on a percentage of occupancy multiplied by the cost to operate the facilities. These services are continuing beyond August 13, 2002. In addition, the two companies have paid various payroll charges, taxes and travel costs that are associated with the business activities of the other.

OTHER

In 2003, a review of the adequacy of accruals related to discontinued operations at North Haven, CT was performed with the result that an increase of $45 was recorded ($30 net of income taxes). The increased accrual relates to environmental remediation efforts on-going at the site and revised approaches being contemplated for accomplishing the objective.

During the fourth quarter of 2002, the Company committed to a plan of disposal of its majority-owned pharmaceutical subsidiary in Russia. Accounted for as a discontinued operation, prior period results of operations have been reclassified. For the quarter ended March 31, 2002, the Russia operation had sales of $1 and reported a loss of $1.

For the first three months of 2002, a gain on disposal of discontinued operations was recorded in the amount of $63, comprised as follows:

                                            FOR THE THREE MONTHS ENDED MARCH 31, 2002
                                            -----------------------------------------
                                               MONSANTO       OTHER      TOTAL
                                               --------       -----      -----
Net sales                                       $1,221      $    1       $1,222
                                                ------      ------       ------
Income (loss) from discontinued
   operations, before tax                           93          (1)          92
Income tax expense                                  29          --           29
                                                ------      ------       ------
Income (loss) from discontinued operations      $   64      $   (1)      $   63
                                                ======      ======       ======

G - MERGER AND RESTRUCTURING CHARGES

The Company recorded $18 of merger and restructuring charges during the first quarter of 2003. Approximately $3 of restructuring reversals were recorded in connection with the merger and integration of former Monsanto and Pharmacia & Upjohn companies into Pharmacia Corporation. These charges are part of the comprehensive integration plan approved by the board of directors during 2000. The Company also recorded $21 of merger costs relating to the Pfizer transaction. During the first quarter of 2002, the Company recorded $20 in merger and restructuring costs made up of $10 in merger costs and $10 in restructuring charges relating to the integration of former Monsanto and Pharmacia & Upjohn companies into Pharmacia Corporation.

Merger Costs

The $21 of merger costs for the quarter includes costs necessary to facilitate the completion of the merger with Pfizer. These costs include $14 for a contract termination fee relating to a product divestiture, and $7 relating to travel expenses and other merger related costs. The $10 of merger costs in the first quarter of 2002 relates to information technology integration costs that were necessary to complete the Monsanto merger.

Restructuring Costs

The $3 of reversals during the first quarter of 2003 related to lower actual severance costs than originally estimated. The $10 of total restructuring charges during the first quarter of 2002 is comprised of $7 associated with prescription pharmaceuticals and $3 in connection with other pharmaceuticals. The $7 relating to prescription pharmaceuticals consists of $5 associated with the involuntary separation of approximately 45 employees and $2 relating to other restructuring costs. The $3 associated with other pharmaceuticals relates to the involuntary separation of approximately 35 employees.

As of March 31, 2003, the Company had paid a total of $450 relating to the separation of approximately 2,740 employees associated with integration of the former Monsanto and Pharmacia & Upjohn companies.

H - EARNINGS PER SHARE

Basic earnings per share is computed by dividing the earnings measure by the weighted average number of shares of common stock outstanding. Diluted earnings per share is computed assuming the exercise of stock options, conversion of preferred stock, and the issuance of stock as incentive compensation to certain employees. Also in the diluted computation, earnings from continuing operations and net earnings are reduced by an incremental contribution to the Employee Stock Ownership Plan (ESOP). This contribution is the after-tax difference between the income that the ESOP would have received in preferred stock dividends and the dividend on the common shares assumed to have been outstanding.

The following table reconciles the numerators and denominators of the basic and diluted earnings per share computations:

                                                        FOR THE THREE MONTHS ENDED MARCH 31,
                                                        ------------------------------------
                                                   2003         2003            2002          2002
                                                   BASIC       DILUTED          BASIC        DILUTED
                                                   -----       -------          -----        -------
EPS numerator:
Earnings from continuing operations              $   365       $   365       $     394       $   394
Less: Preferred stock dividends, net of tax           (3)           --              (3)           --
Less: ESOP contribution, net of tax                   --            (3)             --            (2)
                                                 -------       -------       ---------       -------
Earnings from continuing operations
  available to common shareholders               $   362       $   362       $     391       $   392
                                                 =======       =======       =========       =======
EPS denominator:
Average common shares outstanding                  1,295         1,295           1,297         1,297
Effect of dilutive securities:
  Stock options and stock warrants                    --             8              --             8
  Convertible instruments and
      incentive compensation                          --            13              --            12
                                                 -------       -------       ---------       -------
Total shares (in millions)                         1,295         1,316           1,297         1,317
                                                 =======       =======       =========       =======
Earnings (loss) per share:
  Continuing operations                          $   .28       $   .27       $     .30       $   .30
  Discontinued operations                           (.02)         (.02)            .05           .05
  Extraordinary item                                  --            --             .50           .49
  Cumulative effect of accounting change            (.04)         (.04)          (1.19)        (1.17)
                                                 -------       -------       ---------       -------
  Net earnings (loss)                            $   .22       $   .21       $    (.34)      $  (.33)
                                                 =======       =======       =========       =======


I - INVENTORIES

                                                   MARCH 31,    DECEMBER 31,
                                                     2003           2002
                                                     ----           ----
Estimated replacement cost (FIFO basis):
   Finished products                                $   281       $   182
   Raw materials, supplies and work-in-process        2,211         2,224
                                                    -------       -------
Inventories (FIFO basis)                              2,492         2,406
Less reduction to LIFO cost                            (269)         (229)
                                                    -------       -------
Total                                               $ 2,223       $ 2,177
                                                    =======       =======

Inventories valued on the LIFO method had an estimated replacement cost (FIFO basis) of $1,743 at March 31, 2003, and $1,421 at December 31, 2002.

J - BUSINESS COMBINATIONS, GOODWILL AND INTANGIBLES

The following tables reflect information pertaining to other intangible assets relating to the continuing operations of the Company.

                                                     March 31, 2003
                                                     --------------
                                                            Amortized
                                                            ---------
                                 Not Subject to                    Accumulated
                                   Amortization       Gross       Amortization        Net
                                   ------------       -----       ------------        ---
Patents and trademarks                      $57        $428             $(310)       $175
Rights and licenses                          --         517              (320)        197
Other                                        --          21               (10)         11
                                            ---        ----             -----        ----
Total                                       $57        $966             $(640)       $383
                                           ====        ====             =====        ====

                                                    December 31, 2002
                                                    -----------------
                                                            Amortized
                                                            ---------
                                 Not Subject to                    Accumulated
                                   Amortization       Gross       Amortization        Net
                                   ------------       -----       ------------        ---
Patents and trademarks                      $57        $425             $(301)       $181
Rights and licenses                          --         514              (312)        202
Other                                        --          38               (28)         10
                                            ---        ----             -----        ----
Total                                       $57        $977             $(641)       $393
                                           ====        ====             =====        ====

Intangible assets acquired during the three months ended March 31, 2003 totaled $2, and consisted of product rights and licenses.

Intangible Assets Amortization Expense

Year ended December 31, 2002                     $ 69
Three months ended March 31, 2003                $ 17

Annual amortization expense for the years ending 2003 through 2007 is estimated to be $70, $61, $56, $36 and $27, respectively.

Goodwill

The changes in the carrying amount of goodwill relating to continuing operations for the three months ended March 31, 2003, are as follows:

                                          PRESCRIPTION
                               TOTAL      PHARMACEUTICALS     ALL OTHER
                               -----      ---------------     ---------
Balance December 31, 2002      $1,150         $ 1,029           $  121
Foreign exchange                   22              20                2
                               ------         -------           ------
Balance March 31, 2003         $1,172         $ 1,049           $  123
                               ======         =======           ======

K - COMMITMENTS, CONTINGENT LIABILITIES AND LITIGATION

The consolidated balance sheets include accruals for estimated product, intellectual property and other litigation and environmental liabilities. The latter includes exposures related to discontinued operations, including the industrial chemical facility referred to below and several sites that, under the Comprehensive Environmental Response, Compensation and Liability Act, are commonly known as Superfund sites. The Company's ultimate liability in connection with Superfund sites depends on many factors, including the number of other responsible parties and their financial viability and the remediation methods and technology to be used. Actual costs to be incurred may vary from the estimates, given the inherent uncertainties in evaluating environmental exposures.

ENVIRONMENTAL MATTERS

With regard to the Company's discontinued industrial chemical facility in North Haven, Connecticut, the Company will be required to submit a corrective measures study report to the U.S. Environmental Protection Agency. It is reasonably possible that a material increase in accrued liabilities will be required. It is not possible, however, to estimate a reasonable range of potential losses. Accordingly, it is not possible to determine what, if any, additional exposure exists at this time.

LITIGATION MATTERS

The Company has been a defendant, along with a number of other manufacturers and wholesalers, in several civil antitrust lawsuits, including a federal class action, brought by retail pharmacies alleging that the defendants violated the law by providing discounts to hospitals, nursing homes, mail-order pharmacies and health maintenance organizations that were not offered on equal terms to retail pharmacies. Pharmacia & Upjohn, a subsidiary of the Company, settled the federal class action for $103, and G.D. Searle & Co. (Searle), another subsidiary of the Company, received a favorable verdict in the federal class action in 1999. State class action lawsuits seeking damages based on the same alleged conduct were filed in 14 states and the District of Columbia, all but one of which have been settled or dismissed. A number of the federal cases brought by plaintiffs who opted out of the federal class action are still pending.

The Company is a defendant in a lawsuit brought by CP Kelco in Federal Court in Delaware seeking compensatory and punitive damages for alleged breach of contract, fraud and securities law violations arising out of the purchase of the Company's Kelco biogums business in 2000 by Lehman Brothers Merchant Bank Partners II, L.P. (Lehman), which combined the Company's Kelco biogums business with a business purchased from Hercules, Inc. to form CP Kelco. The Company has asserted counterclaims against the plaintiff for the return of certain payments and specific performance of plaintiff's contractual obligation to provide severance benefits to certain employees of the Company who were transferred to CP Kelco. The Company has also asserted indemnification claims against Lehman and Hercules in a third-party complaint.

Discovery has been completed in the lawsuit. A September 2002 Report and Recommendation (September Report) issued by the magistrate judge in the case granted Lehman's and Hercules' motion for judgment on the pleadings. The Company has filed objections to the September Report and those objections have not been ruled upon. An October 2002 Report and Recommendation (October Report) granted in part and denied in part the Company's motion for summary judgment. The Company has filed objections to that portion of the October Report that denied its motion. Those objections have not been ruled upon. Trial is scheduled for April 28, 2003.

The Company, Searle and Pfizer are defendants in four purported class action complaints filed in Federal and State Court in New Jersey seeking damages based on the claim that the defendants misrepresented and over-promoted CELEBREX in violation of state law and misled and defrauded the U.S. Food and Drug Administration during the CELEBREX approval process. These complaints seek economic damages only and claim no specific medical injury. Two cases were recently dismissed without payment and two remain.

The Company, Pfizer and Merck & Co., Inc. are defendants in a purported class action complaint filed in Federal Court in New York alleging medical concerns related to VIOXX and CELEBREX and seeking reimbursement of the purchase price for the VIOXX and CELEBREX used by the plaintiffs, medical expenses and attorneys' fees. The complaint also seeks revised labeling for the products, emergency notice to the class and a medical monitoring program funded by defendants. In September 2002, defendants' motion to dismiss plaintiffs' claim for injunctive relief was granted.

The States of New York, Nevada, Montana, Minnesota and Connecticut have sued the Company, in their respective state courts, alleging that the Company manipulated the "average wholesale price" ("AWP") of Medicare Part B and Medicaid "Covered Drugs," causing the states' respective Medicaid agencies, and their respective Medicare and Medicaid beneficiaries, among others, to pay artificially inflated prices for "Covered Drugs." In addition, the Nevada and Montana suits allege that the Company did not report to the states its "best price" as is required under the Medicaid Program. Each of the suits alleges various causes of action, including, but not limited to, deceptive trade practices and Medicaid fraud. The suits seek injunctive, monetary and other relief, including civil penalties and treble damages.

The Montana, Minnesota and Nevada suits have been removed to those states' respective federal courts and transferred to MDL 1456 pending in the United States District Court for the District of Massachusetts in Boston. The MDL judge has been presented with the states' respective motions to remand the cases back to their original state courts and heard oral argument on the motions on March 7, 2003. The parties are awaiting a ruling on those motions.

The actions by the states of Connecticut and New York have been removed to federal court. The New York action has been conditionally transferred to MDL 1456, and the Attorney General has filed a notice of objection to that transfer. The Company has filed motions to stay these proceedings pending the outcome of the Judicial Panel on Multidistrict Litigation's decision whether to transfer these cases to MDL 1456. Also, the states have filed motions to remand these cases to the original state courts.

An action by the County of Suffolk (NY) has also been filed against the Company, County of Suffolk v. Abbott Laboratories, Inc. et al., Civ. A. No. CV-03-229 (E.D.N.Y.). That case alleges that the defendants fraudulently inflated their prices causing the County to overpay for its portion of the State of New York's Medicaid coverage. This action has been consolidated with MDL 1456. The complaint alleges that the defendants engaged in the Racketeer Influenced and Corrupt Organizations Act ("RICO") violations, Medicaid fraud, common law fraud, breach of contract and state unfair trade practices.

In addition, the Company has been named as a defendant in the following self-styled class action lawsuits, brought by private individuals, public interest groups and employee welfare benefit plans in which similar allegations of AWP manipulation have been made: Board of Trustees of Carpenters and Millwrights of Houston and Vicinity Welfare Trust Fund v. Abbott Laboratories, Inc. et al., Civ. A. No. 5:01CV339 (E.D. Tex.); Citizens for Consumer Justice, et al. v. Abbott Laboratories, Inc. et al., Civ. A. No. 01-12257 (D. Mass.); Congress of California Seniors v. Abbott Laboratories, Inc. et al., Civ. A. No. 028179 (C.D. Cal.); Geller v. Abbott Laboratories, Inc. et al., Civ. A. No. CV 02-00553 (C.D. Cal.); Rice v. Abbott Laboratories, Inc. et al., Civ. A. No. 02-3925 (N.D. Cal.); Robinson et al. v. Abbott Laboratories, Inc. et al., Civ.
A. No. CV02-0493-S (W.D. La.); Swanston v. TAP Pharmaceutical Products, Inc. et al., Civ. A. No. 03-0062-PHX-SMM (D. Ariz.); Thompson v. Abbott Laboratories, Inc. et al., Civ. A. No. C-02-4450 (N.D. Cal.); Teamsters Health & Welfare Fund of Philadelphia and Vicinity v. Abbott Laboratories, Inc. et al., Civ. A. No. 02-2002 (E.D. Pa.); Turner v. Abbott Laboratories, Inc. et al., Civ. A. No. 02-5006 (N.D. Cal.); United Food and Commercial Workers Unions and Employers Midwest Health Benefits Fund et al. v. Pharmacia Corporation et al., Civ. A. No. 3:01CV5427 (D.N.J.); and Digel v. Abbott Laboratories, Inc. et al., Civ. A. No. 03-2109 (W.D. Tenn.). One action, Virag v. Allergan, Inc. et al., Civ. A. No. 02-8417 (C.D. Cal.), was filed against the Company and then was voluntarily dismissed. Typical claims asserted in these suits include fraud, unfair competition and unfair trade practices. Some of the suits assert claims under RICO. Some suits assert antitrust claims. The suits seek various measures of injunctive, monetary and other relief, including civil penalties and treble damages.

Ten of the twelve private plaintiff lawsuits referred to in the preceding paragraph, with the exception of the Swanston suit in Arizona and the Thompson suit in California, have been consolidated for pretrial purposes and transferred to the federal District Court for the District of Massachusetts, in the multidistrict litigation captioned In re Pharmaceutical Industry Average Wholesale Price Litigation, MDL No. 1456, Master File No. 01-CV-12257-PBS (D. Mass.). On September 6, 2002, the plaintiffs who had been consolidated in MDL 1456 at that time filed a master consolidated class action complaint alleging claims under the RICO statute and state unfair trade practices statutes. The plaintiffs seek to represent two classes -- a class of Medicare beneficiaries and a class of third-party payors. On November 4, 2002, the Company joined the other defendants in MDL 1456 in moving to dismiss all claims asserted against defendants in the master consolidated class action complaint. Oral argument of the motion was held on January 13, 2003.

On April 19, 2002, NeoPharm filed a Demand for Arbitration with the Company pursuant to the terms of the February 19, 1999 License Agreement. A contractual dispute has arisen between NeoPharm and Pharmacia involving our partnership to develop LEP (Liposomal Encapsulated Paclitaxel) and LED (Liposomal Encapsulated Doxorubicin). NeoPharm claims that Pharmacia failed to use "reasonable efforts" to develop, market and sell LEP/LED. NeoPharm is seeking specific performance and monetary damages. In May 2002, the Company filed its response and a counter-claim for rescission and the return of certain payments on the ground that NeoPharm misrepresented the technology. The arbitration proceeding is scheduled to begin in May 2003.

On April 11, 2000, the University of Rochester filed suit in U.S. District Court for the Western District of New York, asserting patent infringement against the Company and certain of its subsidiaries as well as Pfizer. The University asserts that its U.S. patent has claims directed to a method of treating human patients by administering a selective COX-2 inhibitor. The University sought injunctive relief, as well as monetary compensation for infringement of the patent. On March 5, 2003, a trial judge in the U.S. District Court for the Western District of New York dismissed the claims on summary judgment, holding the University patent to be invalid for lack of written description and lack of enablement of the alleged invention. The University has appealed this decision.

Pursuant to the Separation Agreement between Pharmacia and Monsanto, as amended (the "Separation Agreement"), Monsanto assumed and agreed to indemnify Pharmacia for liabilities related to the agricultural business. In the proceedings where the Company is the defendant, Monsanto will indemnify the Company for costs, expenses and any judgments or settlements; and in the proceedings where the Company is the plaintiff, Monsanto will pay the fees and costs of, and receive any benefits from, the litigation. Therefore, Pharmacia may remain the named party in certain legal proceedings, but Monsanto will manage the litigation including indemnifying Pharmacia for costs, expenses and any judgments or settlements.

In connection with the spin-off of Solutia Inc. (Solutia) on September 1, 1997, Solutia assumed from Pharmacia liabilities related to the former Monsanto chemical businesses pursuant to the Distribution Agreement, as amended (the "Distribution Agreement"). As a result, Pharmacia remains the named defendant in certain legal proceedings but Solutia manages the litigation and pays all costs, expenses and any judgments or settlements.

Pursuant to the terms of the Separation Agreement, Monsanto has assumed, and agreed to indemnify Pharmacia for, any liabilities primarily related to former Monsanto's former chemical businesses, including any liabilities that Solutia has assumed from Pharmacia in connection with the spin-off of Solutia, to the extent Solutia fails to pay, perform or discharge these liabilities. This indemnification obligation applies to litigation, environmental, retiree and all other liabilities assumed by Solutia pursuant to the spin-off.

For example, Solutia assumed responsibility for litigation currently pending in state and federal court in Alabama brought by several thousand plaintiffs, alleging property damage, anxiety and emotional distress and personal injury arising from exposure to polychlorinated biphenyls (PCBs), which were discharged from an Anniston, Alabama plant site that was owned by former Monsanto and that was transferred to Solutia as part of the spin-off. This litigation includes, but is not limited to, the Abernathy litigation referred to below. Pursuant to the terms of the Distribution Agreement, Solutia is required to indemnify Pharmacia for liabilities that Pharmacia incurs in connection with this litigation.

Solutia is defending itself and Pharmacia in connection with Sabrina Abernathy, et al. v. Monsanto Company, et al., currently pending in state court in Alabama. The jury has found Solutia and Pharmacia (former Monsanto) liable with respect to certain claims in this litigation, and proceedings have commenced to determine damages. Solutia requested that Pharmacia commit to posting any appeal bond that may be required to stay execution of any judgment in this litigation pending an appeal. Pursuant to a Protocol Agreement dated as of July 1, 2002, Pharmacia, Monsanto and Solutia have agreed that, if Solutia does not post a bond sufficient to stay the execution of any judgment in the litigation pending an appeal, Pharmacia will post such a bond if it is able to do so on commercially reasonable terms. Solutia shall pay the expenses incurred in connection with obtaining any such bond. The agreement also specifies which party or parties would control any decisions regarding settlement of the Abernathy litigation, depending upon whether or not collateral must be provided to secure the bond and, if so, which party provides it. Under the agreement, the continued defense of the Abernathy litigation and the prosecution of any appeal will continue to be managed by Solutia, at Solutia's expense.

With respect to the matters described above, the Company cannot estimate a range of potential losses or what, if any, additional exposure exists at this time. The Company believes it has valid defenses to these matters and intends to vigorously contest them.

The Company is involved in other legal proceedings arising in the ordinary course of its business. While the results of litigation cannot be predicted with certainty, management's belief is that any potential remaining liability from such proceedings that might exceed amounts already accrued will not have a material adverse effect on the Company's consolidated financial position, profitability or liquidity.

GUARANTEES

In connection with the spin-off of Monsanto, Pharmacia has agreed to continue to guarantee certain transactions in which Monsanto is involved. As of March 31, 2003, these guarantees include $330 of bank notes with maturities not later than 2004, $5 of environmental guarantees, which are required until Monsanto can obtain certain approvals, and a derivative guarantee in which there is no existing financial obligation as a result of the current economic conditions surrounding the interest rate swap.

The Company has also guaranteed certain subsidiary obligations in the aggregate amount of $11, which mature in January 2004 and September of 2011. In addition, the Company has standby letters of credit, which expire in 2004. The outstanding guarantee relating to these letters is $35 as of March 31, 2003 and become payable to a third party bank in the event of a default with payment to suppliers.

L - STOCK-BASED EMPLOYEE COMPENSATION

The Company has six stock option plans all having similar terms. The Company accounts for these plans under the recognition and measurement principles of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. No compensation cost is reflected in net income for employee stock options, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. Restricted stock awards granted to certain employees do result in an expense charge based upon the market value of the shares at grant date. The following table is required under SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure," and illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," to stock-based employee compensation. The pro forma earnings shown below for 2003 is not indicative of recurring grants of stock options. In 2002, the December Pharmacia shareholder vote in favor of the proposed merger with Pfizer resulted in accelerated vesting of outstanding stock options pursuant to the terms of the awards.

                                                                     FOR THE THREE MONTHS
                                                                        ENDED MARCH 31,
                                                                        ---------------
                                                                      2003         2002
                                                                      ----         ----
Net earnings (loss), as reported                                    $   285      $   (435)
Add: Stock-based employee compensation expense
   included in reported net income, net of related tax effects            1             3
Deduct: Total stock-based employee compensation expense
    determined under fair value based method for all awards,
    net of related tax effects                                           (1)          (28)
                                                                    -------      --------
Pro forma net earnings (loss)                                       $   285      $   (460)
                                                                    =======      ========
Earnings (loss) per share:
     Basic-as reported                                              $   .22      $   (.34)
     Basic-pro forma                                                    .22          (.36)
                                                                    -------      --------
     Diluted-as reported                                            $   .21      $   (.33)
     Diluted-pro forma                                                  .21          (.35)
                                                                    =======      ========

Pro forma information regarding net earnings (loss) and earnings (loss) per share, presented above, has been determined as if the Company had accounted for its employee stock options under the fair value method as defined in SFAS No.
123. The fair value of each stock option granted is estimated on the date of grant using the Black-Scholes option valuation model with the following weighted-average assumptions:

                                                2003           2002
                                                ----           ----
Expected dividend yield                         1.38%          1.38%
Expected volatility                             30.8%          30.8%
Risk-free interest rate                         3.82%          4.35%
Expected option lives (years)                    5.0            5.0

M - SEGMENT INFORMATION

The Company's core business is the development, manufacture and sale of pharmaceutical products. Prescription pharmaceuticals is the Company's only reportable segment and includes primary care, hospital care, cancer care, ophthalmology and endocrine care products.

The Company also operates several business units that do not constitute reportable business segments. These operating units include consumer health care, animal health, diagnostics, contract manufacturing and bulk pharmaceutical chemicals. Due to the size of these operating units, they have been grouped into the other pharmaceuticals category.

Corporate amounts represent general and administrative expenses of corporate support functions, restructuring charges and other corporate items such as litigation accruals, merger costs and non-operating income and expense. Certain intangible assets and associated amortization are not allocated to categories.

The following table shows revenues and earnings by category and reconciling items necessary to total to the amounts reported in the consolidated financial statements. Information about interest income and expense, and income taxes are not provided on a segment level as the segments are reviewed based on earnings before interest and income taxes. There are no inter-category revenues. Long-lived assets are not allocated to categories and, accordingly, depreciation is not available at that level.

                                                FOR THE THREE MONTHS ENDED MARCH 31,
                                                ------------------------------------
                                                  SALES                    EARNINGS
                                                  -----                    --------
                                             2003         2002         2003         2002
                                             ----         ----         ----         ----
Prescription pharmaceuticals              $ 2,905      $ 2,652       $  628       $  558
Other pharmaceuticals                         468          468          108          119
Corporate                                      --           --         (248)        (122)
                                          -------      -------
Total Pharmacia - Sales                   $ 3,373      $ 3,120
                                          =======      =======
Interest expense, net                                                   (21)         (36)
Income tax provision                                                   (102)        (125)
                                                                     ------       ------
Earnings from continuing operations                                  $  365       $  394
                                                                     ======       ======

(b)  Pro Forma Financial Information

     (1) Unaudited Pro Forma Condensed Combined Statement of Income for the six months ended June 29, 2003


                                   PFIZER INC
                     UNAUDITED PRO FORMA CONDENSED COMBINED
                               STATEMENT OF INCOME

On April 16, 2003, Pfizer Inc ("Pfizer") completed its acquisition of Pharmacia Corporation ("Pharmacia") and Pfizer and Pharmacia combined operations. The acquisition is being accounted for as a purchase business combination. Accordingly, Pfizer has recorded the fair value of the assets acquired and liabilities assumed from Pharmacia.

The following unaudited pro forma condensed combined statement of income combines the historical consolidated statements of income of Pfizer and Pharmacia, giving effect to the merger as if it had occurred on January 1, 2003. We have adjusted the historical consolidated financial information to give effect to pro forma events that are (1) directly attributable to the acquisition, (2) factually supportable, and (3) expected to have a continuing impact on the combined results. You should read this information in conjunction with the:

o accompanying Notes to the Unaudited Pro Forma Condensed Combined Statement of Income;
o    Pfizer's Quarterly Report on Form 10-Q for six months ended June 29, 2003;
o separate historical Unaudited Pro Forma Condensed Combined Financial Statements of Pfizer and Pharmacia as of and for the year ended December 31, 2002 included in Pfizer's Form 8-K/A dated June 30, 2003;
o separate historical financial statements of Pfizer as of and for the year ended December 31, 2002 included in Pfizer's Annual Report on Form 10-K for the year ended December 31, 2002; and
o separate historical financial statements of Pharmacia as of and for the year ended December 31, 2002 included in Pharmacia's Annual Report on Form 10-K for the year ended December 31, 2002.

                                   PFIZER INC
                     UNAUDITED PRO FORMA CONDENSED COMBINED
                               STATEMENT OF INCOME


We present the unaudited pro forma condensed combined statement of income for informational purposes only. The pro forma data is not necessarily indicative of what our results of operations actually would have been had we completed the merger at the dates indicated. In addition, the unaudited pro forma condensed combined statement of income does not purport to project the future operating results of the combined company.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                     FOR THE SIX MONTHS ENDED JUNE 29, 2003
                      (IN MILLIONS, EXCEPT PER SHARE DATA)


                                                               Pharmacia     Pro Forma                     Pro Forma
                                                Pfizer Inc    Corporation   Adjustments     Note 4         Combined
                                                ----------    -----------   -----------  -------------     ---------

Revenues                                        $ 18,518       $   4,046    $    (340)   $   (a)           $ 22,224
Costs and expenses:
 Cost of sales                                     3,093           1,029         (389)       (a),(c),(e)      3,733
 Selling, informational and
   administrative expenses                         6,518           1,716         (288)       (a),(c)          7,946
 Research and development expenses                 2,935             705           18        (a),(c)          3,658
 Merger-related in-process research and
  development charge                               5,130              --       (5,130)       (e)                 --
 Merger-related costs                                377              55                                        432
                                                                                   --        (a),(b),
 Other (income)/deductions - net                     647              26          870        (c)              1,543
                                                ---------      ----------   ----------                     ---------
Income/(loss) from continuing operations
  before cumulative for taxes on income,
  minority interests and cumulative effect
  of a change in accounting principle               (182)            515        4,579                         4,912
Provision for taxes                                1,035             113         (165)       (d)                983

Minority interests                                    (2)             --           --                            (2)
                                                ---------      ----------   ----------                     ---------
Income/(loss) from continuing operations
  before cumulative effect of a change in
  accounting principle                          $ (1,215)      $     402    $   4,744                      $  3,931
                                                =========      ==========   ==========                     =========

Income/(loss) from continuing operations
 before cumulative effect of a change in
 accounting principle per common share-basic    $   (.18)      $     .31                                   $    .50
                                                =========      ==========                                  =========

Income/(loss) from continuing operations
 before cumulative effect of a change in
 accounting principle per common                               $                                           $
 share-diluted                                  $   (.18)            .30                                        .50
                                                =========      ==========                                  =========

Weighted average shares used to calculate
 earnings per common share amounts:
   Basic                                           6,777           1,295         (204)       (f)              7,868
                                                =========      ==========   ==========                     =========
   Diluted                                         6,777           1,317         (148)       (f)              7,946
                                                =========      ==========   ==========                     =========

Cash dividends paid per common share            $    .30       $      --
                                                =========      ==========

 See accompanying Notes to Unaudited Pro Forma Condensed Combined Statement of
              Income, which are an integral part of the statement.

                 NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS


1.   DESCRIPTION OF TRANSACTION AND BASIS OF PRESENTATION

On April 16, 2003, Pfizer acquired Pharmacia Corporation for an estimated purchase price of approximately $56 billion, which includes Pfizer common stock valued at $54.2 billion, options on Pfizer common stock valued at $1.1 billion, Pfizer convertible perpetual preferred stock valued at $.5 billion, and vested share awards valued at $.1 billion, as well as transaction costs of $90 million.

Under the terms of the Merger Agreement, each outstanding share of Pharmacia common stock was exchanged for 1.4 shares of Pfizer common stock in a tax-free transaction. Each share of Pharmacia Series C convertible perpetual preferred stock was exchanged for a newly created class of Pfizer Series A convertible perpetual preferred stock with rights substantially identical to the rights of the Pharmacia Series C convertible perpetual preferred stock.

The acquisition has been accounted for as a purchase business combination by Pfizer under accounting principles generally accepted in the United States of America. Under the purchase method of accounting, the assets acquired and liabilities assumed of Pharmacia have been recorded as of April 16, 2003, at their respective fair values. Financial statements and reported results of operations of Pfizer issued after April 16, 2003 reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of Pharmacia.

2.   ACCOUNTING POLICIES AND FINANCIAL STATEMENT CLASSIFICATIONS

Pfizer is currently reviewing accounting policies and financial statement classifications used by Pharmacia. As a result of this review, it may become necessary to make certain reclassifications to the combined company's financial statements to conform to those accounting policies and classifications of Pfizer.

3.   INTERCOMPANY TRANSACTIONS

Transactions between Pfizer and Pharmacia before the acquisition were primarily limited to the Celebrex and Bextra marketing agreements. Upon completion of the acquisition, transactions that occur in connection with these arrangements would be considered intercompany transactions. All significant transactions related to these arrangements have been eliminated from the Unaudited Pro Forma Condensed Combined Statement of Income.

4.   PRO FORMA ADJUSTMENTS

Adjustments included in the column under the heading "Pro Forma Adjustments" primarily relate to the following:

(a) To eliminate transactions between Pfizer and Pharmacia occurring prior to April 16, 2003. The majority of these transactions occurred under the Celebrex and Bextra marketing agreements.

                                                                Increase/
                                                               (decrease)
                                                               ----------
     ($ in millions)

     Revenues............................................        $(340)
     Cost of sales.......................................            7
     Selling, informational and
        administrative expenses..........................         (300)
     Research and development expenses...................           12
     Other (income)/deductions-net.......................            3

     The entries include:

     o the elimination of certain sales, alliance revenue and certain co-promotion expenses; and
     o the elimination of the impact of milestone payments made by Pfizer to Pharmacia.

(b) To eliminate amortization expense recorded by Pharmacia related to definite-lived intangible assets of approximately $21 million in 2003 included in "Other (income)/deductions-net".

(c) To record the incremental impact of certain purchase accounting adjustments relating to the period January 1, 2003 through April 15, 2003:
     o to decrease interest expense by $12 million ($19 million in total in the first six months of 2003) related to the estimated fair value step-up of long-term debt - amount included in "Other (income)/deductions-net";
     o additional amortization expense related to the estimated value of identifiable intangible assets from the purchase price allocation which are being amortized over their estimated useful lives over a range of 2 to 40 years of approximately $900 million ($1,463 million in total in the first six months of 2003) - amount is included in "Other (income)/deductions-net"; and
     o additional depreciation expense related to the estimated fair value step-up of the property, plant and equipment from the purchase price allocation, which is being depreciated over its estimated useful life, of approximately $30 million ($38 million in total in the first six months of 2003) in 2003 - amount is included in "Cost of sales"- $12 million; "Selling, informational and administrative expenses"- $12 million and "Research and development expenses" - $6 million.

(d)  To adjust income taxes for pro forma adjustments.

(e) To eliminate certain non-recurring charges resulting from purchase accounting adjustments related to purchased IPR&D charges of $5,130 million and charges of $408 million reported in "Cost of Sales" for the workdown of purchased inventory that was written up to fair value.

(f) The pro forma combined basic and diluted earnings per share for the period presented are based on the combined basic and diluted weighted average shares of Pfizer and Pharmacia. The historical basic and diluted weighted average shares of Pharmacia were converted at the exchange ratio of 1.4 shares of Pfizer common stock for each Pharmacia common stock equivalent.

The pro forma condensed combined financial statements do not present a combined dividend per share amount. Pfizer's quarterly common stock dividend in 2003 was $.15 per share ($.30 per share for the six months ended June 29, 2003) and is subject to future approval and declaration by Pfizer's board of directors. Pharmacia did not declare a dividend in 2003. The future dividend policy of the combined company will be determined by Pfizer's board of directors.


Certain restructuring and integration charges will be recorded subsequent to April 16, 2003 that, under purchase accounting, will not be treated as part of the Pharmacia purchase price. These costs, estimated to range between $2.5 and $3.0 billion (on a pre-tax basis), have not been reflected in the unaudited pro forma condensed combined income statement because they are not expected to have a continuing impact on the combined results.

The unaudited pro forma condensed combined financial statements do not reflect the expected realization of annual cost savings of $4 billion by 2005. These savings are expected to result from, among other things, the reduction of overhead expenses, changes in corporate infrastructure, the elimination of duplicative facilities and the leveraging of the combined annual external purchases. Although management expects that cost savings will result from the merger, there can be no assurance that these cost savings will be achieved.

As a result of the acquisition, regulatory authorities required us to divest several products and a product candidate. These unaudited pro forma condensed combined financial statements do not reflect the impact of these divestitures. Such divestitures did not have a material impact on our operations.

                                  SIGNATURE

Under the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the authorized undersigned.

                               PFIZER INC.
                               -------------------------------------------------
                               (Registrant)


                               /s/ Margaret M. Foran
Date: October 14, 2003         -------------------------------------------------
                               Name: Margaret M. Foran
                               Title: Vice President - Corporate Governance and
                               Secretary